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                                                                    EXHIBIT 4.1

                             ARTICLES OF AMENDMENT
                                     TO THE
                           SECOND RESTATED CHARTER OF
                           RFS HOTEL INVESTORS, INC.

         UNDER SECTION 48-16-102(D) OF THE TENNESSEE BUSINESS CORPORATION ACT.

1.       The name of the Corporation is RFS Hotel Investors, Inc.

2. Article 5 of the Corporation's Amended and Restated Charter is hereby amended to add the following at the end thereof:

         "The distinctions, designations, rights, preferences and restrictions of the Series A Convertible Preferred Stock are determined and fixed as follows:

                 A. Designation. A series of the Preferred Stock designated Convertible Preferred Stock, Series A (hereinafter referred to as the "Series A Preferred Stock") is hereby established, and the number of shares constituting the series shall be Nine Hundred Seventy Three Thousand Six Hundred Eighty Four (973,684). Shares of this series shall have an initial preference value of $19.00 per share (the "Stated Value") and a par value of $0.01.

                 B. Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Corporation which does not, by its terms, rank senior to or pari passu with, as to dividends and/or upon liquidation, the Series A Preferred Stock (collectively, "Junior Stock").

                 C. Voting Rights. Except as otherwise required by law, the holders of the Series A Preferred Stock shall be entitled to that number of votes equal to the number of shares of the Corporation's Common Stock, $0.01 par value per share, into which the Series A Preferred Stock may then be converted (or would be converted, if not then convertible), voting together as a single voting group with the holders of the shares of the Common Stock, on all matters submitted to the Corporation's shareholders for approval. The holders of Series A Preferred Stock shall have the right to vote separately as a class on any amendment to the Charter which creates a class of preferred stock ranking senior to the Series A Preferred Stock as to dividends and/or upon liquidation, which amendment shall require the approval of the holders of 66 2/3% of the outstanding shares of Series A Preferred Stock.
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                 D.       Dividends.

                          (i) Holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, dividends on their shares of the Series A Preferred Stock as provided in this Section D.

                          (ii) Dividends on shares of Series A Preferred Stock shall accumulate from the date of issue of the Series A Preferred Stock, prorated for any partial period on the basis of a 360-day year consisting of twelve 30-day months, and shall be paid, when, as, and if declared by the Board of Directors, in cumulative cash dividends, only out of funds legally available therefor, at the fixed per annum rate of $1.45 per share of Series A Preferred Stock. The term "date of issue" or any similar phrase herein shall mean the date on which the Corporation initially issues the Series A Preferred Stock, regardless of any transfer or re-issuance of share certificates representing the Series A Preferred Stock, including, without limitation, any re-issuance of share certificates pursuant to Section H(i) or H(ii).

                          (iii) Dividends on shares of Series A Preferred Stock shall accrue at the rate and in the manner described herein, whether or not such dividends shall have been declared and whether or not there shall be (at the time such dividends accrue or become payable or at any other time), profits, surplus or other funds of the Corporation legally available for the payment of cash dividends. Dividends on shares of Series A Preferred Stock, if declared, shall be payable at the fixed quarterly rate of $0.3625 per share at such time as quarterly dividends are paid on the Common Stock, commencing with the first such dividend following the Closing Date (each of such dates referred to herein as a "Dividend Payment Date"). The first quarterly dividend on the Series A Preferred Stock shall be pro rated as described in Section D(ii) above. All accumulated but unpaid dividends on Series A Preferred Stock shall be payable in preference to and in priority over any dividends or distributions on Junior Stock.

                          (iv) So long as any shares of Series A Preferred Stock shall remain outstanding, no cash dividend shall be declared or paid upon, nor shall any cash distribution be made upon, any Junior Stock, nor shall any shares of Junior Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless in each instance accrued dividends on all outstanding shares of the Series A Preferred Stock for all Dividend Payment Dates shall have been paid in full.

                          (v) The amount of any dividends accrued on any shares of Series A Preferred Stock at any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Payment Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series A Preferred Stock at any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Dividend Payment Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate for the period after such last preceding





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         Dividend Payment Date to and including the date as of which the calculation is made, based on a 360-day year of twelve 30-day months.

                          (vi) No holder of shares of Series A Preferred Stock shall be entitled to any dividends in excess of full cumulative dividends at the fixed annual rate provided herein, on shares of Series A Preferred Stock. Accumulated but unpaid dividends on the Series A Preferred Stock shall bear interest at a per annum rate of 7.6%. Except as provided herein, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the corporation.

                 E.       Conversion.

                          (i) Optional Conversion. No holder of shares of Series A Preferred Stock shall have the right to convert any shares of Series A Preferred Stock prior to the seventh (7th) anniversary of the date of the initial issuance of the Series A Preferred Stock. On and after the seventh anniversary of the date of the initial issuance of the Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall have the right, at such holder's option, to convert, without payment of any additional consideration, any or all of the shares of Series A Preferred Stock held by such holder into the number of shares of Common Stock obtained by multiplying the number of shares of Series A Preferred Stock to be converted by the conversion rate determined from time to time pursuant to this Section E (the "Conversion Rate"). The initial Conversion Rate shall be 1.0.

                          (ii) Mechanics of Conversion. In order for any holder of shares of Series A Preferred Stock to convert any such shares into shares of Common Stock, such holder shall surrender the certificate or certificates evidencing the shares to be converted, duly endorsed, at the principal office of the Corporation and shall give written notice to the Corporation at such office of the election to convert such shares into shares of Common Stock. The notice shall state the number of shares of Series A Preferred Stock to be converted and the name of the holder or the name(s) of the nominee(s) of such holder in which any certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or such nominee(s), a certificate or certificates for the number of full shares of Common Stock to which such holder or such nominee(s) is entitled, together with a new certificate for the number of any shares of Preferred Stock not converted. Any conversion shall be deemed to occur immediately prior to the close of business on the date of surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                          (iii) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If a holder surrenders for conversion more than one share of Series A Preferred Stock at any time, the number of full shares of Common Stock issuable upon conversion thereof shall be





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         computed using the aggregate number of shares of Series A Preferred
         Stock so surrendered. Instead of issuing any fractional shares of Common Stock that would otherwise be issuable upon conversion of any of the shares of Series A Preferred Stock, the Corporation shall round down to the nearest whole number of shares of Common Stock and pay to such holder cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                          (iv) Adjustment of Number of Shares of Common Stock Issuable upon Conversion of the Series A Preferred Stock. The Conversion Rate shall be subject to adjustment from time to time as follows:

                                  (a)      Effect of "Split-ups" and
                          "Split-downs"; Stock Dividends. If at any time or from time to time the Corporation shall subdivide as a whole, by reclassification, by the issuance of a stock dividend or by making a distribution on the Common Stock payable in Common Stock, or otherwise, the number of shares of Common Stock, the Conversion Rate shall be increased proportionately as of the effective or record date of such action. The issuance of such a stock dividend shall be treated as a subdivision of the whole number of shares of Common Stock outstanding immediately before the record date for such dividend into a number of shares equal to such whole number of shares so outstanding plus the number of shares issued as a stock dividend. In case at any time or from time to time the Corporation shall combine as a whole, by reclassification or otherwise, the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, with or without par value, the Conversion Rate shall be reduced proportionately as of the effective date of such action.

                                  (b)      Effect of a Diluting Issue.  For
                          purposes of this Section D(iv)(b) and Section D(iv)(c), Current Market Price shall mean, per share of Common Stock, a price equal to the weighted average of the sales prices for the Common Stock on the Nasdaq Stock Market or principal exchange on which the Common Stock is then traded on the date of determination. If the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (determined on the record date for the determination of shareholders entitled to receive such rights or warrants), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect on such record date by a fraction of which the numerator shall be the sum of: (A) the number of shares of Common Stock outstanding immediately prior to such record date and (B) the number of additional shares of Common Stock issuable upon exercise of the rights or warrants, and of which the denominator shall be the sum of: (1) the number of shares of Common Stock outstanding immediately prior to such record date and
                          (2) the number of shares of Common Stock that could be





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                          purchased, at the Current Market Price, on the record
                          date, using the aggregate consideration that would be received by the Corporation from the exercise of all such rights or warrants. If all shares of Common Stock issuable upon exercise of the rights or warrants are not issued pursuant to the exercise of such rights or warrants prior to the expiration thereof, the Conversion Rate shall be adjusted to the Conversion Rate that would then be in effect had the adjustment to the Conversion Rate made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock actually issued pursuant to the exercise of the rights or warrants.

                                  (c)      Effect of Other Distributions.  If
                          the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock consisting of evidences of its indebtedness, cash or other assets (including shares of capital stock of the Corporation other than Common Stock but excluding: (i) rights or warrants referred to in subsection (b) of this Section D and (ii) subject to the provisions of Section D(iv) above, any regular quarterly dividend or distribution paid in cash or any special dividend or distribution necessary to maintain the Corporation's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code")) then the Conversion Rate in effect on the record date for such dividend or distribution shall be adjusted by multiplying such Conversion Rate by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on such record date and of which the denominator shall be the Current Market Price less the fair market value (as determined in good faith by the Board of Directors of the Corporation) on such record date of the portion of the assets or evidences of indebtedness so paid or distributed applicable to one share of Common Stock.

                                  (d)      Effect of Merger or Consolidation.
                          If the Corporation shall, while any shares of Series A Preferred Stock remain outstanding, enter into any consolidation with or merge into any other corporation wherein the Corporation is not the surviving corporation, or wherein cash or securities of a corporation other than the Corporation are distributable to holders of Common Stock of the Corporation, or sell or convey its property as an entirety or substantially as an entirety, and in connection with such consolidation, merger, sale or conveyance, cash, shares of stock or other securities shall be issuable or deliverable in exchange for the Common Stock of the Corporation, the holder of any shares of Series A Preferred Stock shall be entitled to receive in connection with such merger or consolidation, in lieu of the number of shares of Common Stock that such holder would have been entitled to receive upon conversion of the holder's Series A Preferred Stock immediately before the effective date of such consolidation, merger, sale or conveyance, the cash, shares of stock





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                          or other securities to which such number of shares of
                          Common Stock would have been entitled at the time of such consolidation, merger, sale or conveyance.

                                  (e) Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Corporation (except as provided in paragraph D(iv)(a) above) while any shares of Series A Preferred Stock remain outstanding, the holder of any shares of Series A Preferred Stock shall be entitled to receive upon such reorganization or reclassification, in lieu of the number of shares of Common Stock that such holder would have been entitled to receive if such holder had converted immediately before such reorganization or reclassification, the shares of stock of any class or classes or other securities or property to which such number of shares of Common Stock would have been entitled if such shares of Series A Preferred Stock had been converted immediately before such reorganization or reclassification.

                                  (f)      Definitions.  For all purposes of
                          this section E(iv), unless the context otherwise requires, the following terms have the following respective meanings:

                                  "Common Stock":  (i) the Corporation's
                          presently authorized Common Stock, (ii) securities issued upon conversion of the Series A Preferred Stock and (iii) stock of the Corporation of any class hereafter authorized that ranks, or is entitled to a participation, as to assets or dividends, substantially on a parity with Common Stock.

                                  "Corporation":  RFS Hotel Investors, Inc., a
                          Tennessee corporation, and any other corporation assuming the Corporation's obligations with respect to the Series A Preferred Stock pursuant to this section E.

                          (v)     Notice to Holders.  In the event the
                 Corporation shall propose to take any action of the types described in paragraph E(iv)(d), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Rate and the amount, number, kind or class of shares or other securities, cash or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the shares of Series A Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.





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                          (vi)    Shares Free and Clear.  All shares of Common
                 Stock issued in connection with the conversion provisions set forth herein shall be, upon issuance by the Corporation, validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

                          (vii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to Section E(iv) hereof, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts and computations upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the shares of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the Conversion Rate at that time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the shares of Series A Preferred Stock. The Corporation shall file a like certificate among its permanent records and at all reasonable times during business hours shall permit inspection of such certificate by any holder of shares of Series A Preferred Stock requesting such inspection.

                          (viii) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Series A Preferred Stock. The Corporation shall pay any stamp or transfer taxes payable as a result of the issuance of Common Stock upon conversion of the Series A Preferred Stock.

                 F. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock then outstanding will be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders the Stated Value per share plus all accrued and unpaid dividends through the date of liquidation, dissolution or winding up, as adjusted for any stock dividends, combinations or splits with respect to such shares, before any distribution or payment is made upon any of the shares of Junior Stock of the Corporation or any other shares of capital stock not ranking at least pari passu with the Series A Preferred Stock. After the payment to the holders of the shares of the Series A Preferred Stock of the full liquidation preference provided for in this Section F, the holders of the Series A Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation. If upon such liquidation, dissolution or winding up, the assets of the Corporation are insufficient to pay the applicable liquidation preference to the holders of shares of Series A Preferred Stock and the holders of any other shares of capital stock of the Corporation ranking pari passu with the Series A Preferred Stock, the assets of the Corporation will be distributed





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         among the holders of the shares of Series A Preferred Stock and such other shares on a pro rata basis. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than ten (10) days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not for the purpose of this Section F be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section F.

                 G.       Redemption.

                          (i) Mandatory Redemption. The Corporation shall redeem all of the outstanding shares of Series A Preferred Stock then held by Doubletree Corporation or any affiliate of Doubletree Corporation in the event the Corporation's status as a real estate investment trust under the Code is terminated and RFS Partnership, L.P. (the "Partnership") elects to terminate all leases for hotel properties then leased by the Partnership to RFS, Inc. (the "Lessee") by paying to the Lessee the amounts specified in Section 10 of the Master Agreement dated February 1, 1996 (the "Master Agreement") among the Corporation, the Partnership, Doubletree Corporation and the Lessee, for a redemption price per share equal to the greater of (i) the Stated Value plus any accrued and unpaid dividends with respect to each share as of the date of redemption, or (ii) the product of (A) the weighted average of the sales prices for the Corporation's Common Stock as reported on the Nasdaq Stock Market, or the principal exchange on which the Corporation's Common Stock is then traded, for the ten (10) business days prior to the second business day preceding the date of repurchase, or if the Common Stock is no longer traded on the Nasdaq Stock Market or a recognized exchange, the fair market value thereof as mutually agreed by the Corporation and the Lessee, or if the Corporation and the Lessee cannot so agree, by appraisal by an independent third party designated by the Corporation and the Lessee or their respective designees, multiplied by (B) the number of shares of Common Stock into which a share of Preferred Stock then held by a holder of the Series A Preferred Stock would be convertible, if converted on the business day preceding the date of redemption.

                          (ii) Right of Optional Redemption. At any time after the seventh (7th) anniversary of the date of issuance of the Series A Preferred Stock, the Corporation may, at its option following notice as described below, redeem at any time all or, from time to time, part of the Series A Preferred Stock at a price per share, payable in cash, equal to the Stated Value (the "Series A Redemption Price"), together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Series A Redemption Date"). The record holder of any shares of Series A Preferred Stock called for redemption may convert the Series A Preferred Stock in accordance with the provisions of Section E at any time prior to the Series A Redemption Date.





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                          (iii)   Procedures for Redemption.

                                  (a)      Notice of any redemption will be
                 mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series A Redemption Date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (a) the Series A Redemption Date;
                 (b) the Series A Redemption Price; (c) the number of shares of Series A Preferred Stock to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series A Redemption Price; and
                 (e) that dividends on the shares to be redeemed will cease to accumulate on the Series A Redemption Date. If less than all the shares of Series A Preferred held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

                                  (b)      If notice of redemption of any
                 shares of Series A Preferred Stock has been mailed in accordance with Section G(iii)(a) above and provided that on or before the Series A Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the benefit of any holders of the shares of Series A Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series A Redemption Date, dividends on such shares of Series A Preferred Stock shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Stock and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Series A Redemption Price) shall terminate. Upon surrender, in accordance with said notice, of the certificates for any shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Series A Redemption Price. In case less than all the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

                                  (c)      The deposit of funds with a bank or
                 trust company for the purpose of redeeming Series A Preferred shall be irrevocable except that:





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                                        (1)     the Corporation shall be
                          entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                                        (2) any balance of monies so deposited
                          by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of one hundred and ninety (190) days from the applicable Series A Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                          (iv) Rights to Dividends on Shares Called for Redemption. If the Series A Redemption Date is after the record date for a Dividend Payment Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the shares of Series A Preferred Stock to be redeemed are registered at the close of business on such record date, notwithstanding the redemption thereof between such date and the related Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided in this Section G, the Corporation will make no payment or allowance for unpaid dividends on Series A Preferred Stock which has been called for redemption.

                 H.       Miscellaneous.

                          (i) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of shares of Series A Preferred Stock. Upon the surrender at its principal office of any certificate representing shares of Series A Preferred Stock, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

                          (ii) Replacement. Upon receipt of evidence, and an agreement to indemnify reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

                          (iii) Notices. All notices referred to herein, except as otherwise expressly provided, will be hand delivered or made by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier or telefax, and will be deemed to have been given when so hand delivered or mailed or confirmed as received by telefax.

                          (iv) No Other Rights. The holders of Series A Preferred Stock shall have no other rights or preferences except as set forth herein or pursuant to applicable law."

         3. The Articles of Amendment to the Amended and Restated Charter was duly adopted by the Board of Directors of the Corporation on January 24, 1996. Shareholder action was not required.

Dated February 27, 1996

                                        RFS HOTEL INVESTORS, INC.

                                        By:     /s/ Michael J. Pascal
                                                ------------------------
                                        Name:   Michael J. Pascal
                                                ------------------------
                                        Title:  CFO/ Secretary/Treasurer
                                                ------------------------

                                     SECOND
                                RESTATED CHARTER
                                       OF
                           RFS HOTEL INVESTORS, INC.


         1. Name. The name of the corporation (which is hereinafter called the "Corporation") is RFS Hotel Investors, Inc.
         2.      For Profit.  The Corporation is for profit.
         3. Principal and Registered Office. The address of the Corporation's registered office and its principal office is 1213 Park Place Center, Suite 200, Memphis, Shelby County, Tennessee 38119.
         4. Registered Agent. The name of the Corporation's registered agent at that office is Robert M. Solmson.
         5. Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue is one hundred million (100,000,000) shares of Common Stock, $.01 par value per share, and five million (5,000,000) shares of Preferred Stock, $.01 par value per share. The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.
         6. Directors. (a) The Corporation shall have a Board of Directors consisting of not less than three (3) nor more than nine (9) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least 80% of the members of the Board of Directors. However, the number of directors shall never be less than the minimum number required by the Tennessee Business Corporation Act. A director need not be a shareholder. Directors shall be divided into three (3) classes as nearly equal in number as possible. The initial term of Class I directors shall expire at the annual shareholder meeting in 1994. The initial term of Class II directors shall expire at the annual shareholder meeting in 1995 and the initial term of the Class III director shall expire at the annual shareholder meeting in 1996. At each annual shareholder meeting, the shareholders shall elect one or more directors to serve a three-year term of the class of directors whose term is expiring at such annual meeting and until their successors are elected and qualify.
                 (b) Initial Directors. The following persons are the initial directors of the Corporation, to serve until their successors are elected and qualified:

                  Name                               Class        Term Expires
                  ----                               -----        ------------
         John W. Stokes, Jr.                       Class I            1994
         Michael S. Starnes                        Class I            1994
         Bruce E. Campbell, Jr.                    Class II           1995
         H. Lance Forsdick                         Class II           1995
         Robert M. Solmson                         Class III          1996

                 (c) Independent Directors. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a director prior to the expiration of the director's term of office), a majority of the Board of Directors shall be comprised of persons who are not officers or employees of the Corporation or "Affiliates" of (i) any advisor to the Corporation under an advisory agreement, (ii) any lessee of any property of the Corporation, (iii) any subsidiary of the Corporation or (iv) any partnership which is an Affiliate of the Corporation.
                 (d) Definition of Affiliate. For purposes of the foregoing subsection, "Affiliate" of a person shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.
                 (e) Amendment of this Article. Notwithstanding any other provisions of the Charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, this Charter or the Bylaws of the Corporation), the provisions of this Article 6 shall not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of the Board of Directors or the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting separately as a class.
         7. Limitation on Indebtedness. The Corporation may not incur or allow to exist as of the end of any month Indebtedness (as defined below) in an amount in excess of thirty percent (30%) of the Corporation's investment in hotel properties, at cost, and after giving effect to the Corporation's use of proceeds from any Indebtedness. For purposes of the foregoing restrictions, "Indebtedness" of the Corporation shall mean all obligations of the Corporation, its subsidiaries or any partnership in which the Corporation serves as general partner, for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, including obligations under capital leases.

         8. Dividends. All shares of Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of shares of Common stock upon liquidation or dissolution.
         9. Preemptive Rights. No holder of share of capital stock of the Corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.
         10. Limitation on Liability to Shareholders. To the maximum extent that Tennessee law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision to the Charter or Bylaws inconsistent with this provision, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
         11. Indemnification. Any word or words defined in Part 5 of Chapter 18 of Title 48 of the Tennessee Code Annotated, as amended from time to time (the "Indemnification Section") used in this Article 11, shall have the same meaning as provided in the Indemnification Section.
         The Corporation shall indemnify and advance expenses to a director, officer, employee or agent of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.
         12. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify such person against the same liability under the Indemnification Section.
         13. REIT Status. The Corporation shall seek to elect and maintain status as a real estate investment trust ("REIT") under Section 856-860 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders.
         14.     Restrictions on Transfer.
                 (a) Affidavits of Transferees. Whenever it is deemed by the Board of Directors to be prudent in protecting the tax status of the Corporation as a REIT under the Code and regulations issued under the Code, the Board of Directors may require to be filed with the Corporation a statement or affidavit from each proposed transferee of shares of capital stock of the Corporation setting forth the number of such shares already owned by the transferee and any related person(s) specified in the form prescribed by the Board of Directors for that purpose. Any contract for the sale or other transfer of shares of capital stock of the Corporation shall be subject to this provision.
                 (b) Affidavits of Shareholders. Prior to any transfer or transaction which would cause a shareholder to own, directly or indirectly, shares in excess of the "Limit" as defined in paragraph (d) of this Article 14, and in any event upon demand of the Board of Directors, such shareholder shall file with the Corporation an affidavit setting forth the number of shares of capital stock of the Corporation (a) owned directly and (b) owned indirectly by the person filing the affidavit. For purposes of this paragraph (b), shares of capital stock now owned directly shall be deemed to be owned indirectly by a person if that person would be the beneficial owner of such shares for purposes of Rule 13d-3, or any successor rule thereto, promulgated under the

Securities Exchange Act of 1934 (the "Exchange Act") and/or would be considered to own such shares by reason of the attribution rules in Section 544 (as modified by Section 856(h)) of the Code or the regulations issued thereunder.
         The affidavit to be filed with the Corporation shall set forth all information required to be reported in returns filed by shareholders under Treasury Regulation Section 1.857-9 issued under the Code or similar provisions of any successor regulation, and in reports to be filed under
Section 13(d), or any successor rule thereto, of the Exchange Act. The affidavit, or an amendment thereto, shall be filed with the Corporation within ten (10) days after demand therefor and at least fifteen (15) days prior to any transfer or transaction which, if consummated, would cause the filing person to hold a number of shares of capital stock of the Corporation in excess of the "Limit" as defined in paragraph (d) of this Article 14. The Board of Directors shall have the right, but shall not be required to cause the Corporation to refuse to permit the transfer of any shares of capital stock of the Corporation purportedly transferred other than in compliance with the provisions of this paragraph (b).
                 (c) Void Transfers. Any acquisition of shares of capital stock that (i) causes any person's ownership to exceed the Limit (as defined in Section 14(d)) or (ii) would result in the disqualification of the Corporation as a REIT under the Code shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of those shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of those shares shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring those shares to hold those shares on behalf of the Corporation.
                 (d) Excess Shares. Notwithstanding any other provisions hereof to the contrary and subject to the provisions of paragraph (e) of this
Article 14, no person shall at any time directly or indirectly own in the aggregate more than 9.9% of the outstanding shares of capital stock of the Corporation (the "Limit"). Shares which but for this Article 14 would be owned by a person and would, at any time, be in excess of the Limit shall be deemed "Excess Shares." For the purpose of determining ownership of Excess Shares, "ownership" of shares shall be deemed to include shares constructively owned by a person under the provisions of Section 544 (as modified by Section 856(h)) of the Code. All shares of capital stock of the Corporation which any person has the right to acquire under exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into those shares, if any, shall be considered outstanding for purposes of determining the applicable Limit if such inclusion will cause such person to own more than the Limit. The Board of Directors shall have the right, but shall not be required, to refuse to permit the transfer of shares of capital stock on the books of the Corporation if, as a result of the proposed transfer, any person would hold or be deemed to hold Excess Shares.
                 (e) Exceptions. The Limit set forth in paragraph (d) of this Article 14 shall not apply to the acquisition of shares of capital stock of the Corporation by an underwriter in a public offering of those shares or in any transaction involving the issuance of shares of capital stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring those shares will timely distribute those shares to or among others so that, following such distribution, none of those shares will be deemed to be Excess Shares. The Board of Directors in its discretion may exempt from the Limit and from the filing requirements of paragraph (b) of this Article 14 ownership or transfers of certain designated shares of capital stock of the Corporation while owned by or transferred to a person who has provided the Board of Directors with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a REIT under the Code and the regulations issued under the Code would not be jeopardized thereby.
                 (f) Redemption of Excess Shares. At the discretion of the Board of Directors, any or all Excess Shares may be redeemed by the Corporation. Written notice of redemption (the "Notice") shall be provided to the purported transferee of the Excess Shares not less than one week prior to the redemption date (the

"Redemption Date") determined by the Board of Directors and included in the Notice. The redemption price per share to be paid for Excess Shares will be equal to the lesser of (i) (a) the closing price per share of the shares on the principal national securities exchange on which the shares are listed or admitted to trading on the date of Notice, or (b) if the shares are not so listed or admitted to trading, the closing bid price on the date of Notice as reported on the National Association of Securities Deals, Inc. System, if quoted thereon (the price per share determined under clause (a) or (b) being herein defined as the "Market Price"), or (c) if a Market Price is not determinable in accordance with either clause (a) or (b) of this sentence, the net asset value per share on the date of Notice determined in good faith by the Board of Directors, (ii) the Market Price on the date on which the person would but for this Article 14 have been deemed to acquire ownership of the Excess Shares, or (iii) the maximum price allowed under Part 5 of Chapter 35 of Title 48 of the Tennessee Code Annotated. The redemption price for any shares of capital stock of the Corporation so redeemed shall be paid on the Redemption Date. From and after the Redemption Date, the holder of any redeemed shares of capital stock of the Corporation shall cease to be entitled to any distributions or other benefits with respect to redeemed shares, except the right to receive payment of the redemption price fixed as aforesaid.
                 (g)      Application of Article.  Nothing contained in this
Article 14 or in any other provision hereof shall limit the authority of the Board of Directors to take any and all other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of its shareholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a REIT under the Code.
                 (h) Definition of "Person". For purposes of this Article only, the term "person" shall include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.
                 (i) Severability. If any provision of this Article 14 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of that court.
                 (j) Legend. Certificates representing shares of capital stock of the Corporation shall bear a legend referencing the restrictions set forth in this Article 14.

Dated: March 6, 1995